Exhibit 99.1

News Release

Truist announces retirement of Vice Chair and Chief Risk Officer Clarke R. Starnes III and appointment of Brad Bender as successor

CHARLOTTE, N.C., Nov. 13, 2024 – Truist Financial Corporation (NYSE: TFC) today announced that Clarke R. Starnes III is retiring as vice chair and chief risk officer, following an outstanding 42-year career at the bank.

Brad Bender, a 20-year Truist veteran, will succeed Starnes as chief risk officer, reporting to Truist Chairman and CEO Bill Rogers. In his new role, Bender will be responsible for leading the company’s risk management organization—including oversight of credit, market, capital, liquidity, operational, compliance and technology risk—as well as Truist’s regulatory relations, ethics and financial crimes functions. Bender will assume the role of chief risk officer effective immediately and continue to serve on the Truist Operating Council. Starnes will work closely with Bender over the coming months in an advisory capacity to facilitate a smooth and thorough transition.

“Among the hallmarks of Clarke’s illustrious career are his steady, purpose-driven leadership, depth of experience, and the deep regard his industry peers have for his extensive expertise and insights,” said Rogers. “It has been an honor to work with him, and we thank him for his tremendous service on behalf of our clients, teammates and stakeholders.”

Rogers continued, “Brad brings demonstrated results and a strong background in credit risk, policy management, and technology operations to this important role. In addition, his proven leadership experience with end-to-end enterprise operations and lending makes him well suited to serve as chief risk officer.”

Starnes joined Truist in 1982 through its Leadership Development Program and served in numerous leadership roles throughout his tenure, including in specialized lending, business services, credit, loan administration and direct lending risk management. He was named vice chair in 2022 and chief risk officer in 2019, and he was an instrumental leader in the merger of equals that created Truist. Starnes earned a bachelor’s degree in business administration from University of North Carolina at Chapel Hill and is also a graduate of the ABA Stonier Graduate School of Banking at the University of Delaware.

Bender most recently served as interim chief information officer. Prior to that, he served as head of enterprise operational services, where he led centralized operations for Truist, including service delivery, and fulfillment and recovery functions for products across all lines of business; procurement and sourcing; corporate real estate, facilities; global workforce strategy and delivery; change execution governance, and intelligent solutions. Bender also has held leadership roles in consumer finance solutions, home improvement lending, model management and credit risk.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. As a leading U.S. commercial bank, Truist has leading market share in many of the high-growth markets across the country. Truist offers a wide range of products and services through our wholesale and consumer businesses, including consumer and small business banking, commercial banking, corporate and investment banking, wealth management, payments, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top-10 commercial bank with total assets of $523 billion as of Sept. 30, 2024. Truist Bank, Member FDIC. Learn more at Truist.com.